EXHIBIT 5.1

January 21, 2010

Board of Directors
Camden National Corporation
2 Elm Street
Camden, ME 04843

Re:      Securities Being Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

Bernstein Shur is acting as special counsel and local Maine counsel to Camden National Corporation, a Maine corporation and financial institution holding company (the “Company”), in connection with the Company’s filing of a registration statement on Form S-3 (the “Registration Statement”), with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. The Registration Statement relates to the proposed public offering, up to a maximum aggregate public offering price of One Hundred Million Dollars ($100,000,000.00), of one or more of the following securities of the Company, in any combination: (i) common stock of the Company, no par value (the “Common Shares”); (ii) debt securities (“Debt Securities”), which may be either senior debt securities or subordinated debt securities; and (iii) warrants to purchase Common Shares (“Warrants”) (the Common Shares, Debt Securities, and Warrants, are collectively referred to as the “Securities”), all of which may be sold from time to time and on a delayed or a continuous basis, as set forth in the prospectus, which forms a part of the Registration Statement, and as may be set forth in one or more supplements to the prospectus. This opinion letter is furnished to the Company at the Company’s request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), under the Securities Act.

For purposes of this opinion letter, we have examined copies of such agreements, instruments, and documents as we have deemed appropriate or necessary in order to form a basis upon which to render the opinions herein expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies and other electronically transmitted copies). As to all matters of fact, we have relied upon the representations and statements of fact made in the documents reviewed, and we have not independently verified the facts so relied upon. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

January 20, 2010

For the purposes of this opinion letter, we have assumed that: (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee of such Board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and/or the applicable prospectus supplement, in accordance with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and applicable Maine corporate law, and in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company, or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of each offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement, and (iv) the Company will remain a Maine corporation in good standing.

This opinion letter is based, as to matters of law, solely on the applicable provisions of the laws of the State of Maine (but not including any laws, statutes, ordinances, administrative decisions, rules, or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). We also do not find it necessary to address and therefore express no opinion as to the application of the securities or blue sky laws of the various states to the offer and sale of the Securities.

Based upon, subject to and limited by the foregoing, we are of the opinion that, (i) when issued upon the terms and conditions set forth in the Registration Statement and upon approval of the issuance and sale of the Common Shares, or any portion thereof, by Board Action, such Common Shares will be validly issued, fully paid, and non-assessable, (ii) when issued upon the terms and conditions set forth in the Registration Statement and consistent with the approval of the applicable warrant agreement and the issuance and sale of the Warrants, or any portion thereof, by Board Action, such Warrants will be valid and legally binding obligations of the Company, and (iii) when issued upon the terms and conditions set forth in the Registration Statement and consistent with the approval of the applicable Indenture and the issuance and sale of the Debt Securities, or any portion thereof, by Board Approval, such Debt Securities will be valid and legally binding obligations of the Company.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes to the opinions herein resulting from the matters that may hereafter be brought to our attention.

January 20, 2010

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus, constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/S/ Bernstein Shur

Bernstein Shur

SED